Registration No. 33-55561
                                         Rule 424 (b)(2)

PRICING SUPPLEMENT No. 56 Dated February 23, 1996 (To Prospectus dated September 23, 1994)

                                    $2,500,000,000

        H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                                   Medium Term Notes

                Due Nine Months or More from Date of Issue
                                ________________

Principal Amount:  $25,000,000

Price to Public:   100%         Proceeds to HFC:  99.82592%

Issue Date: March 1, 1996       Stated Maturity:  March 1, 2001

Redeemable On or After:         Not Applicable

Initial Interest Rate:           To be determined on March 1, 1996.

Interest Rate Basis:            LIBOR Telerate.

Spread or Spread Multiplier:    Plus .15% (+15 basis points).

Interest Payment Dates: On the 1st of June, September, December and March and the Stated Maturity, commencing on June 3, 1996. If said day is not a Business Day, payments shall be made on the next succeeding Business Day (with adjustment for additional interest accrual).

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: On the second London Business Day following each Interest Determination Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:   Three months.

Agents:           Donaldson, Lufkin & Jenrette Securities Corporation

Agent's Discount or Commission: .17408%

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